               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                    THE WARNACO GROUP, INC.
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                            THE WARNACO GROUP, INC.
                                 90 PARK AVENUE
                            NEW YORK, NEW YORK 10016
                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 6, 1999
                            ------------------------

To the Stockholders of
THE WARNACO GROUP, INC.:

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders of The Warnaco Group, Inc. (the 'Company') will be held at The Four Seasons Hotel, 57 East 57th Street, New York, New York 10022 on Thursday, May 6, 1999, at 10:00 a.m., local time, or at any adjournments or postponements thereof (the 'Annual Meeting') for the following purposes:

          1. To elect one director to serve until the Company's annual meeting in 2000 and one director to serve until the Company's annual meeting in 2002 and until such directors' successors are duly elected and shall have qualified;

          2. To re-affirm the performance goals under The Warnaco Group, Inc. Supplemental Incentive Compensation Plan; and

          3. To transact such other business as may properly come before the Annual Meeting.

     A proxy statement describing the matters to be considered at the Annual Meeting is attached to this notice. The Board of Directors has fixed the close of business on March 22, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be located at the principal executive offices of the Company located at 90 Park Avenue, New York, New York, 10016 for at least 10 days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

     Whether or not you expect to attend, WE URGE YOU TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. If you attend the Annual Meeting, you may vote your shares in person, which will revoke any previously executed proxy.

     If your shares are held of record by a broker, bank or other nominee and you wish to attend the Annual Meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the Annual Meeting. In order to vote your shares at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

     Regardless of how many shares you own, your vote is very important. Please SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

                                          By Order of the Board of Directors

                                          STANLEY P. SILVERSTEIN
                                          Secretary
New York, New York
April 9, 1999

                            THE WARNACO GROUP, INC.
                                 90 PARK AVENUE
                            NEW YORK, NEW YORK 10016

                            ------------------------
                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 6, 1999
                            ------------------------

                                  INTRODUCTION

     This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the 'Board of Directors') of The Warnaco Group, Inc., a Delaware corporation (the 'Company'), for use at the 1999 Annual Meeting of Stockholders to be held at The Four Seasons Hotel, 57 East 57th Street, New York, New York 10022, on Thursday, May 6, 1999, at 10:00 a.m., local time, or at any adjournments or postponements thereof (the 'Annual Meeting'), for the purposes set forth in the accompanying Notice of Annual Meeting. The Notice of Annual Meeting, this proxy statement and the accompanying proxy are first being mailed on or about April
9, 1999 to stockholders of record as of the close of business on March 22, 1999.

     You can ensure that your shares are voted at the meeting by signing, dating and promptly returning the enclosed proxy in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted at the Annual Meeting by notifying the Company's Transfer Agent, The Bank of New York, 101 Barclay Street, Floor 12W, New York, NY 10286 in writing, or by providing the Company with a subsequently executed proxy, which revokes your previously executed proxy. A stockholder's presence at the Annual Meeting does not by itself revoke the proxy.

     The Company's principal executive offices are located at 90 Park Avenue, New York, New York 10016.

VOTING OF PROXIES

     All duly executed proxies received prior to the meeting will be voted in accordance with the instructions specified thereon. As to any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted FOR the election as directors of the nominees listed herein, FOR the proposal to re-affirm The Warnaco Group, Inc. Supplemental Incentive Compensation Plan and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the Annual Meeting. The Board of Directors knows of no other business to come before the Annual Meeting, but if other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy vote thereon in accordance with their best judgment. Under the Delaware General Corporation Law, the Company's Amended and Restated Certificate of Incorporation (the 'Charter') and the Company's By-Laws, as amended, a plurality of the votes of the outstanding shares of Common Stock entitled to vote and present, in person or by properly executed proxy, will be required to elect a nominated director. Votes that are withheld will be excluded entirely from the vote and will have no effect. Under the rules of the New York Stock Exchange ('NYSE'), brokers who hold shares in 'street' name have the authority to vote on certain routine matters when they have not received instructions from beneficial owners. Brokers who do not receive instructions are entitled to vote on the election of directors. Broker non-votes will be considered present for purposes of verifying a quorum, but under applicable law will be excluded entirely from the vote and will have no effect on the outcome of the election of directors. Under the Delaware General Corporation Law, the Charter and the Company's By-Laws, as amended, the affirmative vote of a majority of shares of Common Stock present, in person or represented by proxy, is required to re-affirm The Warnaco Group, Inc. Supplemental Incentive Compensation Plan. Abstentions will be counted as a vote against the proposal. Under the rules of the NYSE, brokers who hold shares in 'street' name do not have the authority to vote on certain matters when they have not received instructions from beneficial owners. Broker non-votes will be excluded entirely from the vote on this proposal.

     At the Annual Meeting, the Company's stockholders will be asked (1) to elect Joseph H. Flom as director of the Company until the Company's annual meeting in 2000 and Joseph A. Califano, Jr. as director of the Company until the Company's annual meeting in 2002 and until such directors' successors are duly elected and shall have qualified; (2) to re-affirm The Warnaco Group, Inc. Supplemental Incentive Compensation Plan and (3) to transact such other business as may properly come before the Annual Meeting.

OUTSTANDING VOTING SECURITIES

     As of March 22, 1999, the record date for determining stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote 57,983,302 shares of Common Stock of the Company. Each share of Common Stock is entitled to one vote per share with respect to the election of directors and with respect to each other matter as may properly be brought before the Annual Meeting. Only stockholders of record as of the close of business on March 22, 1999 will be entitled to vote.

SOLICITATION OF PROXIES

     The cost of soliciting proxies for the Annual Meeting will be borne by the Company. In addition to solicitation by mail, solicitations may also be made by personal interview, facsimile transmission, telegram, telephone and other methods of electronic communication. The Company may use the services of MacKenzie Partners, Inc. to assist in soliciting proxies. If such services are requested, the Company expects that the fees and expenses for such services would not exceed $10,000. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy material to their principals, and the Company will reimburse them for their reasonable expenses incurred in connection therewith. Consistent with the Company's confidential voting procedure, directors, officers and other regular employees of the Company, as yet undesignated, may also request the return of proxies by telephone, telegram, personal visit or otherwise.

ELECTION OF DIRECTORS

     At the meeting, one director is to be elected to serve for a term to expire at the 2000 annual meeting and one director is to be elected to serve for a term to expire at the 2002 annual meeting of the stockholders. The nominee for these positions are Mr. Joseph H. Flom and Mr. Joseph A. Califano, Jr., respectively. Information regarding the Board's nominees for directors is set forth on page 3.

Information regarding the five continuing directors whose terms expire in 2000 and 2001 is set forth on pages 3-4.

     The accompanying proxy will be voted FOR the election of the Board's nominees unless contrary instructions are given. If one or more of the Board's nominees is unable to serve, which is not anticipated, the persons named as proxies intend to vote, unless the number of nominees is reduced by the Board of Directors, for such other person or persons as the Board of Directors may designate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ITS NOMINEES, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY CARD.

     The name, age (as of April 1, 1999), principal occupation for the last five years, position with the Company, if any, selected biographical information and the period of service as a director of the Company of each director and director nominee are set forth below.

NOMINEE FOR ELECTION TO THE BOARD OF DIRECTORS FOR A ONE-YEAR TERM TO EXPIRE AT THE 2000 ANNUAL MEETING OF STOCKHOLDERS

     Mr. Joseph H. Flom, 75, has been a Director of the Company since January 1997. Mr. Flom has been a partner in Skadden, Arps, Slate, Meagher & Flom LLP, a law firm and counsel to the Company, for more than the past five years. Mr. Flom is a Director of the America-Israel Friendship League. He is a Trustee of the Mt. Sinai-NYU Medical Center and Health System and is a Trustee of the Petrie Stores Liquidating Trust. In accordance with the Company's retirement policy for directors, Mr. Flom does not intend to stand for re-election as an active director after the expiration of this term.

NOMINEE FOR ELECTION TO THE BOARD OF DIRECTORS FOR A THREE-YEAR TERM TO EXPIRE AT THE 2002 ANNUAL MEETING OF STOCKHOLDERS

     Mr. Joseph A. Califano, Jr., 67, has been a Director of the Company since March 1992. Mr. Califano is Chairman and President of The National Center on Addiction and Substance Abuse at Columbia University. He is a Director of Authentic Fitness Corporation, Automatic Data Processing, Inc., HealthPlan Services, Inc. and Kmart Corporation. Mr. Califano is a Trustee of New York University and the Twentieth Century Fund and a Governor of New York Presbyterian Hospital. He is Founding Chairman of the Board of the Institute for Social and Economic Policy in the Middle East at the Kennedy School of Government at Harvard University and is a member of the Institute of Medicine of the National Academy of Sciences. Mr. Califano served as Secretary of the United States Department of Health, Education, and Welfare from 1977 to 1979. He was Special Assistant for Domestic Affairs to the President of the United States from 1965 to 1969. He is the author of nine books.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE;
TERMS TO EXPIRE AT THE 2000 ANNUAL MEETING OF STOCKHOLDERS

     Mrs. Linda J. Wachner, 53, has been a Director, President and Chief Executive Officer of the Company since August 1987, and the Chairman of the Board since August 1991. Mrs. Wachner was a Director and President of the Company from March 1986 to August 1987. Mrs. Wachner has been Chairman and Chief Executive Officer of Authentic Fitness Corporation since May 1990. Mrs. Wachner held various positions, including President and Chief Executive Officer, with Max Factor and Company from December 1978 to October 1984. Mrs. Wachner also serves as a Director of Applied Graphics Technologies, Inc., Authentic Fitness Corporation and The New York Stock Exchange.

     Mr. Andrew G. Galef, 66, has been a Director of the Company since March 1986, and served as Chairman of the Board of Directors until August 1991. Mr. Galef has been Chairman and a principal of The Spectrum Group, Inc., a private investment and management firm, since its incorporation in California in 1978. Mr. Galef has been the Chairman of the Board of MagneTek, Inc., an electrical products manufacturer, since July 1984. Mr. Galef served as the Chairman of the Board of Exide Corporation, a maker of industrial, commercial and automotive batteries, from July 1982 until June 1989. Mr. Galef served as the Chairman of the Board of Aviall, Inc., an aviation support and aircraft parts distribution company and its predecessor company, from 1979 to 1985. Mr. Galef has served as a director of Petco Animal Supplies, a retail animal food and supplies company, since 1988.

TERMS TO EXPIRE AT THE 2001 ANNUAL MEETING OF STOCKHOLDERS

     Mr. William S. Finkelstein, 50, has been Senior Vice President of the Company since May 1992 and Chief Financial Officer and a Director of the Company since May 1995. Mr. Finkelstein served as Vice President and Controller of the Company from November 1988 until his appointment as Senior Vice President. Mr. Finkelstein served as Vice President of Finance of the Company's Activewear and Olga Divisions from March 1988 until his appointment as Controller of the Company. Mr. Finkelstein served as Vice President and Controller of SPI Pharmaceuticals Inc. from February 1986 to March 1988 and held various financial positions, including Assistant Corporate Controller with Max Factor and Company, between 1977 and 1985. Mr. Finkelstein also serves as a Director of Authentic Fitness Corporation.

     Mr. Walter F. Loeb, 74, is President of Loeb Associates, Inc. and Publisher of the Loeb Retail Letter and is serving as a consultant to domestic and international retail companies, real estate developers, apparel companies and others doing business with the retail industry since February 1990. He is a Trustee of Federal Realty Investment Trust, a Director of Gymboree Corporation, Hudson's Bay Company, Mothers Work, Inc. and Wet Seal, Inc. Mr. Loeb also serves as Advisor to the Commanding General of Army and Air Force Exchange Services. Mr. Loeb was Senior Retail Analyst and Principal with Morgan Stanley & Company, Inc. from 1974 to 1990 and has worked in the retail industry for over 45 years.

     Mr. Stewart A. Resnick, 62, has served as the Chief Executive Officer and Chairman of Franklin Mint Corporation since 1985. Mr. Resnick is also Chairman of the Board of Roll International Corporation, a company which, through various divisions and affiliates, has interests in the flowers-by-wire, agriculture and real estate businesses. Mr. Resnick is a member of the Board of Trustees of Bard College in New York, the Acquisitions Committee of the National Gallery in Washington, D.C. and Co-Chairman of the Marketing Department Advisory Board and member of the Management Education Council of The Wharton School at the University of Pennsylvania.

COMMITTEES OF THE BOARD -- BOARD MEETINGS

     The Board of Directors held seven meetings in the fiscal year ended January 2, 1999 ('fiscal 1998'). All of the directors attended at least 75% of the meetings of the Board of Directors and the respective committees of the Board of which they were a member during fiscal 1998.

     The Board of Directors has the following standing committees:

AUDIT COMMITTEE

     The Audit Committee, which met five times in 1998, recommends the appointment of the Company's external auditors and meets with both internal and external auditors to review the scope of their audits and the results thereof. In addition, the Audit Committee reviews and evaluates the proposed audit plans of the internal and external auditors, audit fee proposals, the Company's financial statements and other documents submitted to stockholders and regulators and reviews the internal control policies and procedures of the Company.

     During fiscal 1998, the members of the Audit Committee were Mr. Califano, Mr. Flom and Mr. Resnick.

PENSION COMMITTEE

     The Pension Committee, which met four times in 1998, reviews and makes recommendations concerning the Company's pension, profit sharing and other employee benefit plans, recommends the appointment of the Plan Accountant and Plan Actuary for the Company's pension and profit sharing plans and consults with the persons so appointed.

     During fiscal 1998, the members of the Pension Committee were Mr. Galef, Mr. Resnick and Mrs. Wachner.

COMPENSATION COMMITTEE

     The Compensation Committee, which met six times in 1998, reviews and approves, or in some cases recommends to the Board of Directors, the remuneration arrangements for the officers and directors of the Company, including the granting of equity incentives, and reviews and recommends new executive compensation or stock plans in which the officers and/or directors are eligible to participate.

     During fiscal 1998, the members of the Compensation Committee were Mr. Califano, Mr. Loeb and Mr. Resnick, all of whom are non-employee directors.

NOMINATING COMMITTEE

     The Nominating Committee reviews and makes recommendations concerning new directors of the Company. The Nominating Committee did not meet in 1998. The Nominating Committee intends to propose additional independent directors within the next six months. The Nominating Committee will consider stockholder recommendations for director which are sent to the Nominating Committee c/o the Secretary of The Warnaco Group, Inc., 90 Park Avenue, New York, New York 10016.

     During fiscal 1998, the members of the Nominating Committee were Mr. Califano, Mr. Galef and Mr. Resnick.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As noted above, during fiscal 1998, Messrs. Califano, Loeb and Resnick served as members of the Compensation Committee.

     Mr. Califano and Mr. Finkelstein are Directors, and Mrs. Wachner is the Chairman and Chief Executive Officer and a significant stockholder of Authentic Fitness Corporation ('Authentic Fitness'). From time to time, the Company and Authentic Fitness jointly negotiate contracts and agreements with vendors and suppliers. During fiscal 1998, Authentic Fitness purchased certain occupancy services related to leased facilities, computer services, laboratory testing, transportation and contract production services from the Company. The total amount charged to Authentic Fitness by the Company for such services during fiscal 1998 was approximately $6.4 million. The Company purchases certain design and occupancy services from Authentic Fitness. Charges for design and occupancy services purchased from Authentic Fitness were approximately $0.4 million during fiscal 1998. In fiscal 1998, outstanding balances were settled, resulting in a write-off by the Company of $4.1 million. The Company purchases inventory from Authentic Fitness for sale in the Company's outlet stores. Inventory purchases from Authentic Fitness were approximately $11.2 million during fiscal 1998. In 1995, the Company entered into a sub-license agreement with Authentic Fitness whereby the Company secured rights to design, manufacture and distribute certain intimate apparel using the Speedo'r' brand name. The Company paid a royalty to Authentic Fitness for garments sold under the Speedo'r' label of approximately $0.1 million in fiscal 1998.

     Walter F. Loeb is the President of Loeb Associates, Inc. ('Loeb Associates'). Loeb Associates provides consulting services to the Company from time to time. In fiscal 1998, Loeb Associates received $125,000 for such services.

     The Company believes that the terms of the relationships and transactions described above are at least as favorable to the Company as those which would have been obtained from an unaffiliated third party.

COMPENSATION OF DIRECTORS

     The Company does not pay any additional remuneration to employees for serving as directors of the Company. For purposes of directors' compensation, Mr. Galef was deemed an employee of the Company in fiscal 1998. In fiscal 1998, directors of the Company who are not employees received an annual retainer fee of $50,000 plus fees of $1,500 per day for attendance at meetings of the Board of Directors and $1,000 per day for attendance at meetings of its committees. Directors of the Company are also reimbursed for out-of-pocket expenses. Under the terms and provisions of The Warnaco Group, Inc. Directors Deferred Compensation Plan, directors may elect to defer receipt of all or part of their annual retainer and meeting fees.

     During fiscal 1998, each of the non-employee directors, Messrs. Califano, Flom, Loeb and Resnick, were granted an option under the 1998 Stock Plan for Non-Employee Directors ('Director Stock Plan') to purchase 20,000 shares of Common Stock at an exercise price of $42.00 per share, the fair market value at the date of grant.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of April 1, 1999, by (i) each of the Company's directors, (ii) each of the Company's executive officers,
(iii) all directors and executive officers as a group and (iv) each person who is known by the Company to beneficially own five percent or more of any class of the Company's voting securities.

                                                                                  SHARES BENEFICIALLY OWNED
                                                                               --------------------------------
                                                                                 NUMBER                PERCENT
                                 NAME                                          OF SHARES              OF SHARES
-----------------------------------------------------------------------        ----------             ---------
DIRECTORS AND EXECUTIVE OFFICERS(a)
Linda J. Wachner(a)(b).................................................        12,995,116                19.6%
William S. Finkelstein(a)..............................................           587,267                   1%
Stanley P. Silverstein(a)..............................................           327,011                *
Robert J. Conologue(a).................................................            10,106                *
Carl J. Deddens(a).....................................................            27,599                *
Joseph A. Califano, Jr.(c).............................................            92,000                *
Joseph H. Flom(d)......................................................            60,000                *
Andrew G. Galef........................................................           444,500                *
Walter F. Loeb(d)......................................................            60,200                *
Stewart A. Resnick(c)..................................................           150,000                *
All directors and executive officers as a group (10 persons)...........        14,753,799                22.7%
OTHER 5% STOCKHOLDERS
T. Rowe Price Associates, Inc.(e)......................................         4,591,200                 7.9%
FMR Corp.(f)...........................................................         5,126,500                 8.8%

------------------

*  Less than 1%

 (a) The business address of each of the directors and officers is c/o The Warnaco Group, Inc., 90 Park Avenue, New York, New York 10016. The number of shares beneficially owned by the following officers includes vested but unexercised options in the following amounts: Mrs. Wachner: 8,308,490; Mr.
     Finkelstein: 449,658; Mr. Silverstein: 269,561; Mr. Conologue: 10,000; and Mr. Deddens: 27,500.

 (b) Includes 418 shares of Common Stock held by the Linda J. Wachner Charitable Trust of which Mrs. Wachner is the Trustee. Mrs. Wachner has the sole power to vote and no power to dispose of such 418 shares.

 (c) Includes vested but unexercised options to purchase 90,000 shares of Common Stock granted pursuant to the Amended and Restated 1993 Stock Plan for Non-Employee Directors and the 1998 Stock Plan for Non-Employee Directors.

 (d) Includes vested but unexercised options to purchase 60,000 shares of Common Stock granted pursuant to the Amended and Restated 1993 Stock Plan for Non-Employee Directors and the 1998 Stock Plan for Non-Employee Directors.

 (e) Information based solely on a Schedule 13G, dated February 12, 1999, filed with the Securities and Exchange Commission (the 'SEC') by T. Rowe Price Associates, Inc. ('Price'), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, reporting the beneficial ownership of the shares of Common Stock set forth in the table. According to such Schedule 13G, Price has sole power to vote or direct the vote of 772,000 shares of Common Stock, does not have shared voting power, has sole dispositive power with respect to 4,591,200 shares of Common Stock and does not have shared dispositive power for any of the shares.

 (f) Information based solely on a Schedule 13G, dated February 1, 1999, filed with the SEC by FMR Corp. ('FMR'), Edward C. Johnson 3d and Abigail P. Johnson reporting the beneficial ownership of the shares of Common Stock set forth in the table. According to such Schedule 13G, FMR has sole power to vote or direct the vote of 4,300 shares of Common Stock, does not have shared voting power, has sole dispositive power with respect to 5,126,500 shares of Common Stock and does not have shared dispositive power for any of the shares.

CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS

     Pursuant to the Company's Amended and Restated 1988 Employee Stock Purchase Plan, through 1991, individuals acquired shares of the Company's Common Stock in exchange for notes payable to the Company. The largest aggregate amount of indebtedness outstanding during fiscal 1998 was $5,971,430 for Mrs. Wachner. All amounts due under such note were repaid to the Company during fiscal 1998.

     In 1990, the Company sold substantially all of the assets of its Activewear Division to Authentic Fitness. Mrs. Wachner is the Chairman and Chief Executive Officer and a significant stockholder, and Messrs. Califano and Finkelstein are directors of Authentic Fitness. Information regarding relationships between Authentic Fitness and the Company is set forth on pages 5-6 under the heading 'Compensation Committee Interlocks and Insider Participation.'

     Andrew G. Galef is the sole stockholder, President and a director of The Spectrum Group, Inc. ('Spectrum'). Spectrum and the Company are parties to an agreement under which Spectrum provides consulting services to the Company. In fiscal 1998, $560,000 was paid to Spectrum.

     Joseph H. Flom is a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, which firm provides legal services to the Company from time to time.

     The Company believes that the terms of the relationships and transactions described above are at least as favorable to the Company as those which would have been obtained from an unaffiliated third party.

DIRECTOR AND OFFICER SECURITIES REPORTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all such Section 16(a) forms that they file.

     Based solely on a review of the copies of such reports furnished to the Company and written representations that no other forms were required when applicable, the Company believes that, during the fiscal year ended January 2, 1999, all Section 16(a) filing requirements applicable to the Company's executive officers and directors and more than ten percent shareholders were complied with.

COMPENSATION OF EXECUTIVE OFFICERS

     Set forth below are tables prescribed by the proxy rules of the SEC which present compensation information for the Company's chief executive officer and the four other most highly compensated executive officers whose aggregate salary and bonus exceeded $100,000 in 1998 (the 'Named Executives').

                           SUMMARY COMPENSATION TABLE

     The following table discloses compensation paid or to be paid to the Named Executives with respect to each of the three fiscal years ended January 4, 1997, January 3, 1998 and January 2, 1999.

                                                                            LONG TERM COMPENSATION
                                                                           -------------------------
                                                                                    AWARDS
                                        ANNUAL COMPENSATION                -------------------------
                              ----------------------------------------                    SECURITIES
                                                              OTHER                       UNDERLYING        ALL
                                                              ANNUAL       RESTRICTED      OPTIONS/        OTHER
                                                             COMPEN-         STOCK           SARS         COMPEN-
                              YEAR    SALARY      BONUS       SATION       AWARDS(e)       (SHARES)       SATION
                              ----  ----------  ----------  ----------     ----------     ----------      -------

Linda J. Wachner ............ 1998  $2,677,700  $6,000,000  $  356,964(c)  $6,537,006(f)   5,058,490(j)   $1,440(i)
  Chairman, President and     1997   2,624,695   5,000,000     364,155(c)   3,488,125(g)   1,000,000         690(i)
  Chief Executive Officer     1996   2,549,918   1,300,000   1,022,235(c)   4,560,075(h)   1,000,000       1,350(i)

William S. Finkelstein ...... 1998     400,000     293,000            (d)     499,968(f)     248,629(k)      960(i)
  Senior Vice President and   1997     398,862     829,200            (d)     130,375(g)     150,000         960(i)
  Chief Financial Officer     1996     373,913     404,200            (d)     380,250(h)     150,000         960(i)

Stanley P. Silverstein ...... 1998     350,000     450,000            (d)     544,992(f)      98,983(l)       --
  Vice President, General     1997     348,766     777,127            (d)      65,875(g)     225,056(m)       --
  Counsel and Secretary       1996     322,743     352,128            (d)     298,350(h)     150,000          --

Robert J. Conologue(a) ...... 1998     269,167     329,000            (d)          --         20,000       1,440(i)
  Senior Vice President       1997     112,500      90,033            (d)          --         20,000          --
  Finance

Carl J. Deddens(b) .......... 1998     268,333     150,000            (d)          --          5,000       1,440(i)
  Vice President and          1997     257,500     196,350            (d)          --             --       1,363(i)
  Treasurer                   1996     233,974     141,463            (d)          --         35,000         225(i)

------------

 (a) Mr. Conologue was appointed to the position of Senior Vice President Finance on May 8, 1998.

 (b) Mr. Deddens was appointed to the position of Vice President and Treasurer on March 15, 1996.

 (c) Includes $350,000 in reimbursement for certain expenses incurred in connection with the Company's business. In fiscal 1996, 1997 and 1998, Mrs. Wachner personally paid the Company $149,400, $83,400 and $98,044 respectively in connection with use of Company aircraft.

 (d) Other Annual Compensation was less than $50,000 or 10% of such officer's annual salary and bonus for such year.

 (e) Total holdings of restricted shares and their fair market value as of January 2, 1999, for each of the Named Executives, were 386,058 shares for Mrs. Wachner at $9,747,965, 25,033 shares for Mr. Finkelstein at $632,083 and 21,407 shares for Mr. Silverstein at $540,527.

 (f) Twenty-five percent of such shares vest on May 8, 1999, the remaining 75% of such shares vest 25% per year until fully vested on May 8, 2002. Participants are entitled to receive dividends attributable to the restricted shares.

 (g) Twenty-five percent of such shares vested on May 9, 1998, the remaining 75% of such shares vest 25% per year until fully vested on May 9, 2001. Participants are entitled to receive dividends attributable to the restricted shares.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (h) Fifty percent of such shares were vested on May 6, 1998, the remaining 50% of such shares vest 25% per year until fully vested on May 6, 2000. Participants are entitled to receive dividends attributable to the restricted shares.

 (i) Represents employer matching contribution under the Company's Employee Savings Plan.

 (j) Includes 3,758,490 restoration options which were granted automatically upon the exercise of stock options pursuant to the original option granted under the Amended and Restated 1993 Stock Plan.

 (k) Includes 98,629 restoration options which were granted automatically upon the exercise of stock options pursuant to the original option granted under the Amended and Restated 1993 Stock Plan.

 (l) Includes 48,983 restoration options which were granted automatically upon the exercise of stock options pursuant to the original option granted under the Amended and Restated 1993 Stock Plan.

(m) Includes 75,056 restoration options which were granted automatically upon the exercise of stock options pursuant to the original option granted under the Amended and Restated 1993 Stock Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants in fiscal 1998 to the Named Executives.

                                              INDIVIDUAL GRANTS
                          ----------------------------------------------------------
                                              PERCENT OF
                                            TOTAL OPTIONS/                             POTENTIAL REALIZABLE VALUE AT
                             NUMBER OF           SARS                                     ASSUMED ANNUAL RATES OF
                             SECURITIES       GRANTED TO    EXERCISE                   STOCK PRICE APPRECIATION FOR
                             UNDERLYING       EMPLOYEES      OR BASE                         OPTIONS TERMS(e)
                            OPTIONS/SARS      IN FISCAL       PRICE     EXPIRATION    -------------------------------
                          GRANTED (SHARES)       YEAR       PER SHARE      DATE       0%(f)      5%           10%
                          ----------------  --------------  ---------  -------------  -----  -----------  -----------

Linda J. Wachner.........     1,300,000(a)       19.5%      $35.50     Feb. 19, 2008    0    $29,029,000  $73,554,000
                                355,660(g)        5.3%      $36.4375   Feb. 14, 2002    0    $ 2,767,035  $ 5,950,192
                                290,556(g)        4.4%      $36.4375   Feb. 11, 2003    0    $ 2,896,943  $ 6,398,263
                                688,678(g)       10.3%      $36.4375   Aug. 12, 2003    0    $ 7,658,099  $17,120,535
                                697,170(g)       10.4%      $36.4375   Feb. 23, 2005    0    $10,325,088  $24,059,337
                                817,925(g)       12.3%      $36.4375   Jan. 17, 2006    0    $13,994,697  $33,420,416
                                908,491(g)       13.6%      $36.4375   Feb. 20, 2007    0    $18,215,245  $44,852,201
William S. Finkelstein...       150,000(b)        2.2%      $35.50     Feb. 19, 2008    0    $ 3,349,500  $ 8,487,000
                                 32,128(g)        0.5%      $36.4375   Feb. 14, 2002    0    $   249,956  $   537,501
                                 34,331(g)        0.5%      $36.4375   Feb. 11, 2003    0    $   342,280  $   755,969
                                 32,170(g)        0.5%      $36.4375   Aug. 12, 2003    0    $   357,730  $   799,746
Stanley P. Silverstein...        50,000(b)        0.7%      $35.50     Feb. 19, 2008    0    $ 1,116,500  $ 2,829,000
                                 48,983(g)        0.7%      $36.4375   Feb. 23, 2005    0    $   725,438  $ 1,690,403
Robert J. Conologue......        20,000(c)        0.3%      $41.25      June 1, 2008    0    $   518,800  $ 1,314,800
Carl J. Deddens..........         5,000(d)        0.1%      $35.50     Feb. 19, 2008    0    $   111,650  $   282,900

 (a) All of such options vested on February 19, 1998. Such options have stock-for-stock exercise and tax withholding features, which allow the holder, in lieu of paying cash for the exercise price and tax withholding, to have the Company commensurately reduce the number of shares of Common Stock to which the holder would otherwise be entitled upon exercise of such options. The optionee will receive a reload option if shares are delivered in respect of the exercise of the option.

                                                        (footnotes on next page)

(footnotes from previous page)

 (b) Twenty-five percent of such options vested on February 19, 1999. The remaining 75% of such options vest 25% per year until fully vested on February 19, 2002. Such options have stock-for-stock exercise and tax withholding features, which allow the holders, in lieu of paying cash for the exercise price and tax withholding, to have the Company commensurately reduce the number of shares of Common Stock to which they would otherwise be entitled upon exercise of such options. Optionees will receive a reload option if shares are delivered in respect of the exercise of the option.

 (c) Twenty-five percent of such options vest on June 1, 1999. The remaining 75% of such options vest 25% per year until fully vested on June 1, 2002.

 (d) Twenty-five percent of such options vested on February 19, 1999. The remaining 75% of such options vest 25% per year until fully vested on February 19, 2002.

 (e) The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates prescribed by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

 (f) No gain to the optionee is possible without an increase in stock price appreciation, which will benefit all shareholders commensurately. A zero percent gain in stock price appreciation will result in zero dollars for the optionee.

 (g) Reflects restoration options granted automatically upon the exercise of such options under the provisions of the options granted under the Amended and Restated 1993 Stock Plan; such restoration options have an exercise price equal to the fair market value of the Common Stock on the date of exercise of the original options, and expire on the expiration date of the original options. The restoration option feature, approved by stockholders in 1994, entitles the holder to purchase a number of shares equal to the sum of (i) the number of shares delivered by the optionee upon exercise of the original option in payment of the aggregate option exercise price and
     (ii) the number of shares, if any, tendered by the optionee to the Company to satisfy any withholding tax liability arising in connection with the exercise of the original option. Optionees, therefore, do not reduce their proportional interest in the Company because of the need to sell shares to pay for the exercise of an option. This restoration feature fosters continued stock ownership in the Company but does not result in any net increase in an individual's beneficial equity position.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table provides information on option/SAR exercises in fiscal 1998 by the Named Executives and the values of such officers' unexercised options at January 2, 1999.

                                                                                 NUMBER OF
                                                                                SECURITIES
                                                                                UNDERLYING            VALUE OF
                                                                                UNEXERCISED          UNEXERCISED
                                                                              OPTIONS/SARS AT       IN-THE-MONEY
                                                                              FISCAL YEAR-END      OPTIONS/SARS AT
                                                                                    (#)          FISCAL YEAR-END ($)
                                        SHARES ACQUIRED         VALUE          EXERCISABLE/         EXERCISABLE/
                                        ON EXERCISE (#)    REALIZED ($)(a)     UNEXERCISABLE        UNEXERCISABLE
                                        ---------------    ---------------    ---------------    -------------------

Linda J. Wachner.....................      4,900,000         $75,625,000          5,058,490/0                  $0/$0
William S. Finkelstein...............        148,000           2,855,500      449,658/298,971     $1,901,563/$32,813
Stanley P. Silverstein...............         75,000           1,504,688      269,561/229,478       $320,313/$32,813
Robert J. Conologue..................        --                 --               5,000/35,000                  $0/$0
Carl J. Deddens......................        --                 --              27,500/12,500         $22,969/$7,656

------------

 (a) An individual, upon exercise of an option, does not receive cash equal to the amount contained in the Value Realized column. Instead, the amounts contained in the Value Realized column reflect the increase in the price of Company Common Stock from the option grant date to the option exercise date. No cash is realized until the shares received upon exercise of an option are sold.

PENSION PLAN

     The following table sets forth the annual pension benefits payable at age 65 pursuant to the Company's Employee Retirement Plan which provides such pension benefits to all qualified personnel based on the average of the highest nine (increasing to ten years by the year 1999 and fifteen years by the year
2004) consecutive calendar years' compensation multiplied by the years of credited service. Such benefits payable are expressed as straight-life annuity amounts and are not subject to reduction for social security or other offset. The credited years of service as of January 2, 1999 for the Named Executives are: Mrs. Wachner, twelve years, eight months; Mr. Finkelstein, ten years, ten months; Mr. Silverstein, fourteen years, nine months; Mr. Conologue, one year, six months; and Mr. Deddens, two years, eleven months. The current remuneration covered by the Company's Employee Retirement Plan for each such individual is $160,000. Such amounts are included in the Summary Compensation Table under 'Salary' and 'Bonus.'

                       ANNUAL BENEFITS PAYABLE AT AGE 65

                 BEST 10 YEARS                        5         10         15         20         25         30
------------------------------------------------   -------    -------    -------    -------    -------    -------

$100,000........................................   $ 7,008    $14,016    $21,025    $28,033    $35,041    $42,049
$150,000........................................    11,008     22,016     33,025     44,033     55,041     66,049
$200,000........................................    11,808     23,616     35,425     47,233     59,041     70,849
$250,000........................................    11,808     23,616     35,425     47,233     59,041     70,849
$300,000........................................    11,808     23,616     35,425     47,233     59,041     70,849

EMPLOYMENT AGREEMENT

     In 1991, the Company entered into an employment agreement with Mrs. Wachner (the 'Employment Agreement'), which sets forth the terms and conditions of Mrs. Wachner's employment. The Employment Agreement, which will terminate on January 6, 2003, unless extended, provides for Mrs. Wachner's employment as Chairman, President and Chief Executive Officer at an annual base salary, which was initially established at $1.8 million per year (subject to adjustment for changes in the cost of living), as well as certain other benefits and reimbursement of expenses. In accordance with this provision, Mrs. Wachner's base salary for 1998 was $2,677,700. The contract provides for increases in the rate of base salary from time to time, as determined by the Company. Her base salary in prior years was as set forth in the table on page 9. The contract also provides that Mrs. Wachner will receive an annual bonus based upon the Company's achievement of an annually increasing minimum EBITDA (earnings before interest, taxes, depreciation and amortization). Under this bonus arrangement, Mrs. Wachner is entitled to receive a bonus in the amount by which EBITDA exceeds the threshold EBITDA for such year, subject to a maximum bonus amount of $1.3 million. Threshold EBITDAs were established at the time the contract was entered into and increase annually from the initial date of the arrangement; for 1998 the threshold was $297.6 million and for 1999 the threshold is $339.6 million. The Employment Agreement also provides for supplemental bonuses in the Company's discretion. The Employment Agreement specifically permits Mrs. Wachner to spend reasonable time managing her own affairs as well as the business of Authentic Fitness Corporation, a public company, which purchased substantially all of the assets of the Company's Activewear Division in 1990 and of which Mrs. Wachner is the Chairman of the Board and Chief Executive Officer.

     Under the Employment Agreement, Mrs. Wachner will be entitled to certain severance benefits if the Company terminates her employment other than for 'cause' or if Mrs. Wachner terminates her employment for 'good reason.' The definition of good reason may include a change of control of the Company. If the Company terminates Mrs. Wachner's employment without cause or if Mrs. Wachner terminates her employment for good reason, she would be entitled to receive a lump sum payment equal to five times the sum of her highest annual base salary and the highest annual bonus paid to her. In the event that any amount of benefit paid to Mrs. Wachner becomes subject to the excise tax imposed under
Section 4999 of the Internal Revenue Code, the Company will pay to Mrs. Wachner an additional amount such that after the payment of all income and excise taxes, she will be in the same after-tax position as if no excise tax had been imposed.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for administering the executive compensation plans and programs of the Company and for making recommendations to the Board of Directors regarding the compensation of and benefits provided to the Chief Executive Officer and the Named Executives.

GENERAL POLICIES REGARDING COMPENSATION OF EXECUTIVE OFFICERS

     In establishing compensation and benefit levels for executive officers, the Committee seeks to (1) attract and retain individuals of superior ability and managerial talent, (2) motivate executive officers to increase Company performance primarily for the benefit of its stockholders but also for the benefit of its customers and other constituencies, and (3) reward executives for exceptional individual contributions to the achievement of the Company's business objectives. To these ends, the Company's executive compensation package consists of salary, variable annual cash compensation (bonus) and stock-based long-term incentive awards.

     Base Salary. Salary levels generally are determined based on the Committee's subjective assessment of prevailing levels among the Company's competitors. The Company's competitors for this purpose include certain of the companies included in the industry peer group index used for comparison with the Company's performance in the performance graph following this report, as well as other companies with which, in the Committee's view, the Company competes for executive talent. These companies may include non-public companies and companies in related industries such as retailing or general apparel manufacturing.

     In general, the Committee attempts to set base salaries at levels that will attract and retain highly qualified individuals. In selected cases, the Committee may feel that excellent executive talent may only be attracted and retained by compensation in excess of prevailing levels among the Company's competitors. As the Company has only five executive officers, and in view of the considerations enumerated below under '1998 Compensation' and 'Compensation of the Chief Executive Officer,' the Committee believes that base salaries at the high end of the range for the competitor group for all executive officers, and Mrs. Wachner in particular, are appropriate.

     In making such judgments regarding the appropriate level for any particular officer, as well as in determining which companies should form the competitor group for this purpose, the Committee from time to time may consult with independent compensation consultants. However, the Committee ultimately reviews the case of each executive officer individually, relying heavily on the recommendations of the Chief Executive Officer as well as on their own subjective judgment. The Committee did not engage outside consultants during 1998.

     Annual Bonus. The Committee generally believes that, at higher executive levels, a greater percentage of an individual's total annual cash compensation opportunity should consist of variable compensation tied to the Company's performance. Mrs. Wachner has a bonus opportunity under her Employment Agreement that is approximately 49% of base salary and is based on EBITDA, as described above. See also 'Employment Agreement' on page 13. Annual bonus opportunities for other executive officers range from 0% to 200% of base salary.

     The Committee's practice with regard to awarding annual bonuses to executive officers has been to review the Company's performance after the close of the fiscal year, taking into account various measures of performance the Committee has determined in its sole discretion to be appropriate under the circumstances, and assigning such weight to any such factors as it determines to be appropriate. The Committee focuses particularly on such factors as growth in earnings (measured by earnings before interest and taxes ('EBIT') or EBITDA), cash flow and inventory management in determining whether or not bonuses are paid. The Committee also pays bonuses to selected individuals on an ad hoc basis in connection with or in recognition of special events or projects such as major acquisitions, financing and licensing arrangements. In making all such determinations, the Committee takes into consideration and gives significant weight to the recommendations of the Chief Executive Officer with respect to bonuses of executive officers other than herself.

     For fiscal 1999, the Committee intends to maintain its customary approach to determining annual bonuses as described above.

     In 1994, the Committee recommended and the stockholders approved a supplemental incentive compensation plan for all executive officers and other senior management. The supplemental plan provides a formula-based arrangement that is prospective in operation and rewards executive officers and selected senior managers for the achievement of a return on equity that exceeds the industry median. The supplemental plan is designed to ensure that amounts payable thereunder are fully deductible under
Section 162(m) of the Internal Revenue Code, as discussed below.

     Long-Term Incentive Compensation. Stock-based incentives, consisting of stock options granted at 100% of the stock's fair market value on the grant date and restricted stock awards, constitute the long-term portion of the Company's executive compensation package. Stock options provide an incentive for executives to increase the Company's stock price and, therefore, the return to the Company's stockholders. The Committee has not heretofore granted stock appreciation rights ('SARs') or other stock-based awards, except for certain restricted stock awards granted in fiscal 1995 through fiscal 1998, although it has the authority to do so under the Company's stock option plans. The Committee reserves the discretion to consider any factors it considers appropriate under the circumstances then prevailing in reaching its determination regarding the size and timing of grants of equity incentives.

     Limitations on Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executive officers of the Company. To qualify for an exemption to such limitation, compensation in excess of $1,000,000 per year paid to the Chief Executive Officer and the four other most highly compensated executive officers at the end of such fiscal year generally must be either (1) paid pursuant to a written binding contract in effect on February 17, 1993 or (2) 'performance-based' compensation as determined under Section 162(m). In order to be considered 'performance-based' for this purpose, compensation must be paid solely on account of the attainment of one or more preestablished performance goals established by a committee of two or more 'outside directors,' pursuant to an arrangement that has been disclosed to and approved by stockholders. Also, in order for an arrangement to give rise to fully deductible 'performance-based' compensation, the terms of the arrangement must preclude the exercise of any discretion in the administration of the plan that would have the effect of increasing compensation paid thereunder.

     The Committee generally intends to comply with the requirements for full deductibility of executive compensation under Section 162(m). However, the Committee will balance the costs and burdens involved in such compliance against the value of the tax benefits to be obtained by the Company thereby, and may, in certain instances, pay compensation that is not fully deductible if in its determination such costs and burdens outweigh such benefits.

1998 COMPENSATION

     The Committee increased base salaries for Mr. Conologue and Mr. Deddens as reflected in the table on page 9. In exercising its subjective discretion to authorize such increases, the Committee considered salary levels of its competitors, as well as other factors.

     The amounts shown as 1998 restricted stock awards in the Summary Compensation Table for Mrs. Wachner, Mr. Finkelstein and Mr. Silverstein reflect amounts awarded pursuant to the supplemental incentive compensation plan described above, based on the Company's financial results and continuing solid performance.

     In awarding the options granted to the Named Executives as shown in the table labeled 'Option/SAR Grants in last Fiscal Year', the Committee considered the number of option shares available for grant under the Company's stock option plans and the stockholder dilution represented by the total number of options authorized and outstanding under all such plans. The Committee then determined, in its discretion, the number of options it wished to grant during fiscal 1998 and allocated the options available for grant among the executive officers based on its subjective assessment of individual performance, seniority and relative position level. In making such assessments, the Committee reviewed the number of options held by each executive officer. In making these determinations and allocations, the Committee also relied on the recommendations of the Chief Executive Officer with respect to option grants to executives other than herself.

     The amounts shown as 1998 bonus in the Summary Compensation table for the four executive officers, other than Mrs. Wachner, reflect amounts earned under the Company's bonus plan for fiscal 1998 as well as a discretionary award to Mr. Silverstein by the Board of Directors in recognition of his efforts with respect to the acquisition of the sublicense to produce and distribute Calvin Klein'r' children's jeans and jeans-related products for children in the United States, Canada, Mexico and Central and South America, and the acquisitions of the sublicenses to produce and distribute Calvin Klein'r' jeans, jeans-related products and khakis for men and women in Mexico, Canada and Central and South America.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mrs. Wachner's annual base salary and annual bonus are governed by the Employment Agreement with the Company, described on page 13. Pursuant to the Employment Agreement, Mrs. Wachner's base salary was adjusted in 1998 solely to reflect changes in the cost of living. Other than cost of living increases, Mrs. Wachner has not received a base salary increase since 1992.

     The amount shown as 1998 bonus in the Summary Compensation Table reflects $1.3 million Mrs. Wachner is entitled to receive pursuant to the bonus arrangement in the Employment Agreement and a special bonus awarded by the Board of Directors in recognition of her extraordinary efforts with respect to the acquisition of the sublicense to produce and distribute Calvin Klein'r' children's jeans and jeans-related products for children in the United States, Canada, Mexico and Central and South America, and the acquisitions of the sublicenses to produce and distribute Calvin Klein'r' jeans, jeans-related products and khakis for men and women in Mexico, Canada and Central and South America.

                                          Joseph A. Califano, Jr.
                                          Walter F. Loeb
                                          Stewart A. Resnick

                         STOCK PRICE PERFORMANCE GRAPH

     The Company's Common Stock commenced trading on the NYSE on October 11, 1991. The Stock Price Performance Graph below compares cumulative total return through January 2, 1999, assuming reinvestment of dividends, by an investor who invested $100.00 on January 8, 1994 in each of (i) the Common Stock, (ii) the S&P 500 Index and (iii) a comparable industry index selected by the Company as described below. The stock price performance shown on the graph below is not necessarily indicative of future price performance.



                              [PERFORMANCE GRAPH]



                                                                                  Fiscal Year Ending
                                                          1/8/94      1/7/95      1/6/96      1/4/97      1/3/98      1/2/99
                                                         --------    --------    --------    --------    --------    --------

The Company...........................................      100         108         150         200         217         177
Industry Index........................................      100         100         117         157         173         146
S&P 500 Index.........................................      100         101         139         172         228         292

The Peer Group is made up of the following companies:

Fruit of the Loom Inc.                                                    Oxford Industries
Kellwood Co.                                                              Russell Corp
Liz Claiborne Inc.                                                        VF Corp.
Nautica Enterprises Inc.

             PROPOSAL TO RE-AFFIRM THE PERFORMANCE GOALS UNDER THE
                    SUPPLEMENTAL INCENTIVE COMPENSATION PLAN
                           OF THE WARNACO GROUP, INC.

     Under Section 162(m) of the Internal Revenue Code, the Company cannot deduct certain compensation in excess of $1 million paid to the Named Executives. However, certain performance-based compensation is not subject to this limitation if the material terms of such compensation, including the maximum amounts payable to any individual and the performance goals to be used, are approved by the Company's stockholders.

     The Supplemental Incentive Compensation Plan (the 'Supplemental Plan') of The Warnaco Group, Inc. was adopted by the Board of Directors in 1994 and approved by the Company's stockholders at the 1994 Annual Meeting, which satisfied the above requirements for deductibility of compensation paid under the Supplemental Plan. The Internal Revenue Code requires that stockholders re-affirm the performance goals under the Supplemental Plan every five years.

     On March 1, 1999 the Compensation Committee of the Board of Directors established 1999 awards under the Supplemental Plan, subject to the re-affirmation by the Company's stockholders of the performance goals under the Plan.

     Maximum supplemental bonus awards for Named Executives under the Supplemental Plan are expressed as a percentage of the officer's base salary at the beginning of the year and are established under the plan as follows:

                            OFFICER, TITLE OR POSITION                               PERCENTAGE
----------------------------------------------------------------------------------   ----------

Chief Executive Officer...........................................................      300%
Executive and Senior Vice Presidents (each).......................................      200%
Vice Presidents and other officers (each).........................................      140%
Division Presidents and other key employees (each) not to exceed..................      200%

     A participant's award under the Supplemental Plan shall be reduced, but not below zero, to the extent that such supplemental bonus award, together with other cash bonuses paid to such participant in respect of such year (other than bonuses paid at the discretion of the Compensation Committee) would exceed such participant's maximum supplemental bonus award under the Supplemental Plan. In addition, the Compensation Committee may in its sole discretion determine to reduce the amount of any award otherwise payable under the terms of the Supplemental Plan.

     Under the Supplemental Plan, the Compensation Committee establishes a peer group at the beginning of each fiscal year consisting of the companies it believes to be the Company's principal material competitors. After the close of the fiscal year, the Committee determines the Company's return on equity and compares it to the return on equity of the other companies in the peer group.

     If for any year the Company's return on equity is in the 100th percentile of companies in the peer group, participants in the Supplemental Plan are eligible to receive their maximum supplemental bonus awards. In any year for which the Company's return on equity is in the 75th percentile or higher, participants are eligible to receive 75% of their maximum supplemental bonus awards. In any year for which the Company's return on equity is in the 50th percentile but below the 75th percentile, participants are eligible to receive 50% of their maximum supplemental bonus awards. If the Company's performance is not at least in the 50th percentile as compared to the return on equity of companies in the peer group for a bonus year, no supplemental bonus awards will be paid under the Supplemental Plan for such year.

     For any year, the Compensation Committee may, but is not required to, use return on capital employed, earnings per share, market share or other appropriate criteria rather than return on equity for purposes of the peer group comparison. In determining return on equity or return on capital employed, the Supplemental Plan provides that net income shall be reduced by preferred stock dividends, if any, and shall be further adjusted by disregarding gains and losses from discontinued operations and by reversing or disregarding the cumulative effect of changes in accounting principles and changes in tax law as well as extraordinary and nonrecurring items, as defined under generally accepted accounting principles.

THE BOARD OF DIRECTORS BELIEVES THAT THE RE-AFFIRMATION OF THE EXISTING PERFORMANCE GOALS UNDER THE SUPPLEMENTAL INCENTIVE COMPENSATION PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND RECOMMENDS A VOTE OF RE-AFFIRMATION OF SUCH GOALS, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY CARD.

ANNUAL REPORT

     The Annual Report of the Company for the fiscal year ended January 2, 1999 is being mailed to all stockholders of record as of the close of business on or about April 9, 1999 with this proxy statement. The Annual Report is not a part of the proxy solicitation material.

STOCKHOLDER PROPOSALS

     In order to be included in the Company's proxy material for its 2000 annual meeting of stockholders, eligible proposals of stockholders intended to be presented at the annual meeting must be received by the Company on or before December 11, 1999 (directed to the Corporate Secretary of the Company at the address indicated on the first page of this Proxy Statement).

AUDITORS

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

OTHER MATTERS

     The Company knows of no other matters which may come before the Annual Meeting other than the matters referred to in the accompanying Notice of Annual Meeting. However, if other matters properly come before the Annual Meeting, it is intended that the persons named as proxies in the accompanying proxy card vote the shares represented thereon in accordance with their best judgment.

                                   APPENDIX 1

PROXY

                           THE WARNACO GROUP, INC.
                   90 PARK AVENUE, NEW YORK, NEW YORK 10016

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Linda J. Wachner, William S. Finkelstein and Stanley P. Silverstein, and each of them acting solely, proxies with full power of substitution and with all powers the undersigned would possess if personally present, to represent and to vote at the Annual Meeting of stockholders to be held on May 6, 1999 and at any adjournments or postponements thereof, as designated on the reverse side hereof and in their discretion with respect to any matters incident to the conduct of the meeting and other matters as may properly come before such meeting, all of the shares of Class A Common Stock of The Warnaco Group, Inc. held of record by the undersigned as of the close of business on March 22, 1999. All proxies previously given with respect to the shares covered hereby are hereby revoked.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER AND AT THE DISCRETION OF THE PROXYHOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND AT THE DISCRETION OF THE PROXYHOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY
COME BEFORE THE MEETING.

(Continued, and to be dated and signed on reverse side.)

                                             THE WARNACO GROUP, INC.
                                             P.O. BOX 11306
                                             NEW YORK, N.Y. 10203-0306

                             DETACH PROXY CARD HERE

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[             ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1 AND "FOR"
ITEM 2.

1. ELECTION OF DIRECTORS                        FOR all nominees      WITHHOLD AUTHORITY to vote        *EXCEPTIONS
Proposal to elect Mr. Joseph H. Flom and Mr.    listed below     [ ]  for all nominees listed below [ ]             [ ]
Joseph A. Califano, Jr. as directors of The
Warnaco Group, Inc. for terms expiring in 2000
and 2002, respectively and until their
successors are duly elected and qualified.

Nominees: Mr. Joseph H. Flom for Term to Expire at the 2000 Annual Meeting and Mr. Joseph A. Califano, Jr. for Term to Expire at 2002 Annual Meeting. (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW).

*Exceptions
           --------------------------------------------------------------------

2. RE-AFFIRMATION OF PERFORMANCE GOALS UNDER THE   3. To transact such other business as may properly
WARNACO GROUP, INC. SUPPLEMENTAL INCENTIVE            come before the Annual Meeting and any and all
COMPENSATION PLAN.                                    adjournments or postponements thereof.


                                                 Change of Address and
FOR  [ ]  AGAINST  [ ]  ABSTAIN  [ ]             or Comments Mark Here  [ ]

                    Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, director, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                    Date
                        -------------------------------------------------------

                        -------------------------------------------------------
                                             Signature(s)

                        -------------------------------------------------------

                                                                                VOTES MUST BE INDICATED
PLEASE SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.    (X) IN BLACK OR BLUE INK.  [ ]



                             PLEASE DETACH HERE
                YOU MUST DETACH THIS PORTION OF THE PROXY CARD
                 BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE

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